Exhibit 2.1

OMNIBUS amendMENT No. 1

to THE

BUSINESS COMBINATION AGREEMENT AND PROMISSORY NOTE

______________

This OMNIBUS AMENDMENT NO. 1 (this “Amendment”), dated as of March 31, 2026, to: (i) the Business Combination Agreement, dated as of October 22, 2025 (as amended, the “Business Combination Agreement”) and (ii) the Promissory Note, dated as of December 19, 2025 (as amended, the “Promissory Note”), is by and among Hennessy Capital Investment Corp. VII (“Purchaser”), Solis Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Purchaser (“Merger Sub”) and ONE Nuclear Energy, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Section 9.10 of the Business Combination Agreement permits the amendment of the Business Combination Agreement in accordance with the terms set forth therein;

WHEREAS, Section 12 of the Promissory Note permits the amendment of the Promissory Note in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend both (i) the Business Combination Agreement and (ii) the Promissory Note, each as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amendment of Section 8.01(d). Section 8.01(d) of the Business Combination Agreement is hereby amended by deleting the text “April 30, 2026” and replacing it with “June 30, 2026”.

ARTICLE II

AMENDMENT TO THE PROMISSORY NOTE

1. Amendment of Section 3(a). Section 3(a) of the Promissory Note is hereby amended by deleting the text “March 31, 2026” and replacing it with “June 30, 2026”.

ARTICLE III

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, both (i) the Business Combination Agreement and (ii) the Promissory Note are in all respects ratified and confirmed and all the respective terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of either (i) the Business Combination Agreement or (ii) the Promissory Note, or any of the respective documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of both (i) the Business Combination Agreement and (ii) the Promissory Note for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby and any reference to the Promissory Note shall be deemed a reference to the Promissory Note as amended hereby. Notwithstanding the foregoing, (i) references to the date of the Business Combination Agreement, “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to October 22, 2025, and (ii) references to the date of the Promissory Note and “the date hereof” shall in all instances continue to refer to December 19, 2025.

3. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

4. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AMENDMENT.

5. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Amendment is, to any extent, held invalid or unenforceable in any respect under the laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained in this Amendment that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

6. Counterparts; Electronic Signatures. This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF the parties hereto have hereunto caused this Amendment to be duly executed as of the date first above written.

HENNESSY CAPITAL INVESTMENT CORP. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

ONE NUCLEAR ENERGY, LLC

By:	/s/ Richard Taylor
Name:	Richard Taylor
Title:	Chairman, Chief Executive Officer

SOLIS MERGER SUB LLC

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

[Signature Page to Amendment]